As filed with the Securities and Exchange Commission on July 11, 2005                       Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Amylin Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0266089
(State of Incorporation)	(I.R.S. Employer Identification No.)

9360 Towne Centre Drive, Suite 110

San Diego, California 92121

(Address of principal executive offices)

Amylin Pharmaceuticals, Inc. 2001 Equity Incentive Plan

Amylin Pharmaceuticals, Inc. 2001 Deferred Compensation Plan

Amylin Pharmaceuticals, Inc. 2003 Non-Employee Directors’ Stock Option Plan

(Full title of the plans)

Ginger L. Graham

President and Chief Executive Officer

Amylin Pharmaceuticals, Inc.

9360 Towne Centre Drive, Suite 110

San Diego, California 92121

(858) 552-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lloyd A. Rowland, Esq.	Thomas A. Coll, Esq.
Vice President, Legal, Secretary and General Counsel	Cooley Godward llp
Amylin Pharmaceuticals, Inc.	4401 Eastgate Mall
9360 Towne Centre Drive, Suite 110	San Diego, California 92121
San Diego, California 92121	Telephone: (858) 550-6000
Telephone: (858) 552-2200	Fax: (858) 550-6420

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share (1)	7,000,000 shares	$20.59	(4)	$144,130,000	(4)	$16,965
Common Stock, par value $0.001 per share (2)	75,000 shares	$20.59	(4)	$1,544,250	(4)	$182
Deferred Compensation Obligations (3)	$10,000,000	100%		$10,000,000		$1,177

(1)           Options granted under our 2003 Non-Employee Directors’ Stock Option Plan, or the 2003 Plan, will be issued under our 2001 Equity Incentive Plan, or the 2001 Plan, and all shares of Common Stock issuable upon exercise of options granted pursuant to the 2003 Plan will be issued out of the shares reserved for issuance under the 2001 Plan.  This Registrant Statement shall cover a 7,000,000 share increase in the number of shares of Common Stock available for issuance under the 2001 Plan, some of which shares may be issued upon exercise of options granted pursuant to the 2003 Plan.  This Registration Statement shall also cover any additional shares of Common Stock which will become issuable under the 2001 Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of shares of our outstanding Common Stock.

(2)           This Registration Statement shall also cover 75,000 shares of Common Stock that certain participants in our 2001 Deferred Compensation Plan, or the 2001 DCP, may elect to acquire with deferred compensation under the 2001 DCP.  This Registration Statement shall also cover any additional shares of Common Stock which become issuable with respect to those shares by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of shares of our outstanding Common Stock.

(3)           The Deferred Compensation Obligations are unsecured obligations of us to pay deferred compensation to certain executives based upon their self-funded compensation deferrals which may be made in the future over a period of years in accordance with the terms of the 2001 DCP.

(4)           Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, or the Act.  The price per share and aggregate offering price are based upon the average of the high and low prices of our Common Stock on July 7, 2005, as reported on the Nasdaq National Market.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by us with the Securities and Exchange Commission, or the SEC, are incorporated by reference herein:

(a)   Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which was filed on March 10, 2005, including information incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A for our 2005 Annual Meeting of Stockholders, which was filed on April 29, 2005.

(b)   Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, which was filed on May 10, 2005.

(c)   Our Current Reports on Form 8-K filed with the SEC on January 21, 2005, February 15, 2005, February 22, 2005, March 2, 2005, March 17, 2005, April 13, 2005, April 29, 2005, May 4, 2005 and July 1, 2005.

(d)   The description of our common stock set forth in our registration statement on Form 8-A, which was filed on November 27, 1991, including any amendments or reports filed for the purpose of updating this information.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Item 4.    Description of Securities.

Under the 2001 DCP, we provide eligible employees with the opportunity to defer on a semi-annual basis a portion of their base salary, consulting fees and director fees, and a portion of their cash bonuses, subject to certain limitations. Our obligations under the 2001 DCP, or the Obligations, are unsecured general obligations of us to pay the deferred compensation in the future in accordance with the terms of the 2001 DCP, and will rank pari passu with our other unsecured and unsubordinated obligations from time to time outstanding.

The amount of applicable compensation to be deferred by each participating employee, each a Participant, is determined in accordance with the 2001 DCP based on elections by each Participant. Each Obligation will be distributed to the applicable Participant on a date or dates selected by such Participant in accordance with the terms of the 2001 DCP. The Obligations will be invested in one or more investment options individually chosen by each Participant from a list of investment options, including, for non-employee directors, our Common Stock.  The Obligations will be denominated and be distributed in United States dollars, except that non-employee directors who have opted to defer director fees and invest those deferred fees in our Common Stock under the 2001 DCP will receive our Common Stock upon receiving distributions under the 2001 DCP.

A Participant’s right or the right of any other person to the Obligations cannot be assigned, alienated, garnished, transferred, attached, or encumbered except by a written designation of a beneficiary under the 2001 DCP.

The Obligations are not subject to redemption, in whole or in part, prior to the individual distribution dates specified by each Participant, at our option or through operation of a mandatory or optional sinking fund or analogous provision. We reserve the right to amend or terminate the 2001 DCP at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as of the date of such amendment or termination without such Participant’s written approval.

The Obligations are not convertible into another of our securities. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on our part.

Item 5.    Interest of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•      for any breach of the duty of loyalty to us or to our stockholders;

•      for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•      for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

•      for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation further provides that we must indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that:

•      we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

•      we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise prohibited by law, our amended and restated certificate of incorporation, our amended and restated bylaws or agreements;

•      we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

•      the rights conferred in the amended and restated bylaws are not exclusive.

We have entered into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification for expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action by or in the right of us, arising out of the person’s services as a director or officer of us, any subsidiary of us or any other company or enterprise to which the person provides services at our request. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

Exhibit Number
4.1	Amended and Restated Certificate of Incorporation. (1)

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation. (2)

4.3	Second Amended and Restated Bylaws. (3)

4.4	Specimen Common Stock Certificate. (1)

4.5	Certificate of Designation of Series A Junior Participating Preferred Stock. (4)

4.6	Rights Agreement dated June 17, 2002, between Amylin Pharmaceuticals, Inc. and American Stock Transfer & Trust Company. (4)

4.7	First Amendment to Rights Agreement dated December 13, 2002, between Amylin Pharmaceuticals, Inc. and American Stock Transfer & Trust Company. (5)

4.8	Form of Rights Certificate. (4)

5.1	Opinion of Cooley Godward llp.

23.1	Consent of Ernst & Young llp, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward llp is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature pages hereto.

99.1	Amylin Pharmaceuticals, Inc. 2001 Equity Incentive Plan, as amended. (6)

99.2	Form of Stock Option Agreement under the Amylin Pharmaceuticals, Inc. 2001 Equity Incentive Plan. (7)

99.3	Amylin Pharmaceuticals, Inc. 2003 Non-Employee Directors’ Stock Option Plan. (6)

99.4	Form of Stock Option Agreement under the Amylin Pharmaceuticals, Inc. 2003 Non-Employee Directors’ Stock Option Plan. (6)

99.5	Amylin Pharmaceuticals, Inc. 2001 Deferred Compensation Plan, as amended. (8)

(1)           Filed as an exhibit to our Registration Statement on Form S-1 (No. 33-44195) or amendments thereto, and incorporated herein by reference.

(2)           Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, and incorporated herein by reference.

(3)           Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference.

(4)           Filed as an exhibit to our Current Report on Form 8-K dated June 18, 2002, or amendments thereto and incorporated herein by reference.

(5)           Filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference.

(6)           Filed as an exhibit to our Registration Statement on Form S-8 (No. 333-108050) or amendments thereto, and incorporated herein by reference.

(7)           Filed as an exhibit to our Registration Statement on Form S-8 (No. 333-61660) or amendments thereto, and incorporated herein by reference.

(8)           Filed as an exhibit to our Current Report on Form 8-K dated July 1, 2005, or amendments thereto and incorporated herein by reference.

Item 9.    Undertakings.

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (i) and (ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)   That, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on July 11, 2005.

Amylin Pharmaceuticals, Inc.

By:	/s/ Ginger L. Graham
Ginger L. Graham
President and Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Ginger L. Graham, Mark G. Foletta and Lloyd A. Rowland, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ginger L. Graham	President, Chief Executive	July 11, 2005
Ginger L. Graham	Officer and Director(Principal
Executive Officer)

/s/ Mark G. Foletta	Vice President of Finance and	July 11, 2005
Mark G. Foletta	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Joseph C. Cook, Jr.	Chairman of the Board	July 11, 2005
Joseph C. Cook, Jr.

/s/ Vaughn D. Bryson	Director	July 11, 2005
Vaughn D. Bryson

/s/ Howard E. Greene, Jr.	Director	July 11, 2005
Howard E. Greene, Jr.

/s/ Terrance H. Gregg	Director	July 11, 2005
Terrance H. Gregg

/s/ Jay S. Skyler, M.D.	Director	July 11, 2005
Jay S. Skyler, M.D.

/s/Joseph P. Sullivan	Director	July 11, 2005
Joseph P. Sullivan

/s/ Thomas R. Testman	Director	July 11, 2005
Thomas R. Testman

/s/ James N. Wilson	Director	July 11, 2005
James N. Wilson

EXHIBIT INDEX

Item 8.    Exhibits.

Exhibit Number

4.1	Amended and Restated Certificate of Incorporation. (1)

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation. (2)

4.3	Second Amended and Restated Bylaws. (3)

4.4	Specimen Common Stock Certificate. (1)

4.5	Certificate of Designation of Series A Junior Participating Preferred Stock. (4)

4.6	Rights Agreement dated June 17, 2002, between Amylin Pharmaceuticals, Inc. and American Stock Transfer & Trust Company. (4)

4.7	First Amendment to Rights Agreement dated December 13, 2002, between Amylin Pharmaceuticals, Inc. and American Stock Transfer & Trust Company. (5)

4.8	Form of Rights Certificate. (4)

5.1	Opinion of Cooley Godward llp.

23.1	Consent of Ernst & Young llp, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward llp is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature pages hereto.

99.1	Amylin Pharmaceuticals, Inc. 2001 Equity Incentive Plan, as amended. (6)

99.2	Form of Stock Option Agreement under the Amylin Pharmaceuticals, Inc. 2001 Equity Incentive Plan. (7)

99.3	Amylin Pharmaceuticals, Inc. 2003 Non-Employee Directors’ Stock Option Plan. (6)

99.4	Form of Stock Option Agreement under the Amylin Pharmaceuticals, Inc. 2003 Non-Employee Directors’ Stock Option Plan. (6)

99.5	Amylin Pharmaceuticals, Inc. 2001 Deferred Compensation Plan, as amended. (8)

(1)           Filed as an exhibit to our Registration Statement on Form S-1 (No. 33-44195) or amendments thereto, and incorporated herein by reference.

(2)           Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, and incorporated herein by reference.

(3)           Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference.

(4)           Filed as an exhibit to our Current Report on Form 8-K dated June 18, 2002, or amendments thereto and incorporated herein by reference.

(5)           Filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference.

(6)           Filed as an exhibit to our Registration Statement on Form S-8 (No. 333-108050) or amendment thereto, and incorporated herein by reference.

(7)           Filed as an exhibit to our Registration Statement on Form S-8 (No. 333-61660) or amendments thereto, and incorporated herein by reference.

(8)           Filed as an exhibit to our Current Report on Form 8-K dated July 1, 2005, or amendments thereto and incorporated herein by reference.